FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1. Name and Address of Corporation

i-80 Gold Corp. (the "Company")

Suite 460, 5190 Neil Road,

Reno, Nevada, 89602

USA

Item 2. Date of Material Change

December 31, 2024

Item 3. News Release

News release announcing the material change referred to in this material change report was disseminated by the Company on December 31, 2024, through Newswire, and was subsequently filed on SEDAR+ (www.sedarplus.ca) under the Company's issuer profile.

Item 4. Summary of Material Change

On December 31, 2024, the Company announced that it has completed the first phase of its recapitalization by entering into agreements to defer the certain deliveries under its Gold Prepay Agreement and Silver Purchase Agreements until March 31, 2025 as part of an amendment of those agreements with affiliates of Orion Mine Finance ("Orion").

In addition, the Company announced that Mr. Greg Smith has stepped down from the Board of Directors of the Company effective December 31, 2024.

Item 5. Full Description of Material Change

The Company previously entered into (i) an amended and restated gold prepay purchase and sale agreement dated as of September 20, 2023, as amended by an amending agreement dated as of April 25, 2024 and as supplemented by a side letter agreement dated as of June 28, 2024 (collectively, the "Prepay Agreement"), (ii) a purchase and sale agreement (silver) dated as of December 13, 2021, as extended by an extension acknowledgment letter dated as of January 12, 2024 and an amending agreement dated as of April 25, 2024  (collectively, the "Stream Agreement"), and (iii) the convertible credit agreement dated December 13, 2021 (the "Orion Convertible Loan"). On December 31, 2024, the Company entered into a waiver and amending agreement with respect to each of the Prepay Agreement and the Stream Agreement, and a waiver agreement with respect to the Orion Convertible Loan (collectively, the "Waiver Agreements").

Pursuant to, and subject to compliance with, the Waiver Agreements, Orion and the Company  have agreed to (i) defer certain gold and silver deliveries consisting of 3,210 ounces of gold and 400,000 ounces of silver, which were previously scheduled for delivery on December 31, 2024, and January 15, 2025, respectively, until March 31, 2025, (ii) extend the expiry date of the Orion Convertible Loan by six months from December 13, 2025, to June 30, 2026, and (iii) secure the obligations under the Orion Convertible Loan on a pari passu basis with the Stream Agreement.  The Waiver Agreements also provided for a waiver and amendment of the minimum cash requirements under the Prepay Agreement and the Stream Agreement until March 31, 2025.

In connection with the Waiver Agreements, the Company has agreed to issue to Orion five million common share purchase warrants priced at a 25% premium to the Company's five day volume weighted average share price as of the date the Orion Convertible Loan is amended and restated, which is expected to occur on or prior to January 15, 2025 (the "2025 Orion Warrants"). The 2025 Orion Warrants are expected to have a four-year term. In addition, the Company and Orion have agreed to enter into an offtake agreement by the end of January 2025 (the "Offtake Agreement"). The Offtake Agreement is expected to have similar terms to the existing agreement and commence once the current offtake agreement with Deterra Royalties Limited expires at the end of December 2028. The Waiver Agreements and the issuance of the 2025 Orion Warrants are subject to ongoing conditions, including the requirements and approval of the Toronto Stock Exchange and the NYSE American, the entering into of the Offtake Agreement, additional equity financing in January to continue to satisfy the amended minimum cash requirement of $10 million through March 31, 2025, as well as the amendment and restatement of the Orion Convertible Loan, .

In addition, the Company announced that Mr. Greg Smith has stepped down from the Company's Board of Directors, effective December 31, 2024, following the divestiture of shares of the Company by Equinox Gold Corp. ("Equinox"). Mr. Smith was Equinox's nominee to the Board of Directors of the Company, pursuant to the right provided under a support agreement with the Company dated April 7, 2021. Due to the divestment by Equinox of its shares of the Company, representation on the Company's board is no longer required.

Item 5.2  Disclosure of Restructuring Transactions

Not applicable.

Item 6. Reliance on Subsection 7.1(2) of National Instrument 51-102

Not applicable.

Item 7. Omitted Information

Not applicable.

Item 8. Executive Officer

For further information, please contact:

Richard Young, Chief Executive Officer
Phone: 1.866.525.6450
Email: info@i80gold.com

Item 9. Date of Report

January 10, 2025